UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 29, 2009

Gartner, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-14443	04-3099750

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
P.O. Box 10212
56 Top Gallant Road
Stamford, CT 06902-7700
(Address of principal executive offices, including zip code)
(203) 316-1111
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On November 29, 2009, Gartner, Inc., a Delaware corporation (“Gartner”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Gartner, Clover Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Gartner (“Sub”), AMR Research, Inc., a Delaware corporation (“AMR”), and certain other parties thereto. Pursuant to the Merger Agreement, Sub will be merged with and into AMR, with AMR surviving as a wholly-owned subsidiary of Gartner (the “Merger”). The estimated aggregate consideration consists of approximately $64 million to be paid in cash, subject to certain closing adjustments as set forth in the Merger Agreement. $9.5 million of the total merger consideration will be placed into escrow on the closing date to secure indemnity obligations pursuant to the Merger Agreement.
     The Merger has been approved by both companies’ boards of directors and remains subject to customary closing conditions.
     The foregoing description of the Merger and the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which will be filed as an exhibit to Gartner’s Annual Report on Form 10-K for the period ended December 31, 2009 pursuant to Regulation S-K, Item 601(a)(4).
Item 7.01. Regulation FD Disclosure.
On December 1, 2009, Gartner issued a press release announcing that it had entered into the Merger Agreement, a copy of which is furnished herewith as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated December 1, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gartner, Inc.
By:	/s/ Christopher J. Lafond
Christopher J. Lafond
Executive Vice President, Chief Financial Officer

Date: December 1, 2009

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated December 1, 2009